AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated October 1, 2020, to the distribution agreement dated July 13, 2015 (the “Distribution Agreement”), is entered into by Professionally Managed Portfolios (the “Trust”), Trillium Asset Management, LLC, the investment advisor to the Trust (the “Advisor”), and Quasar Distributors, LLC (“Quasar” and, together with the Trust and the Advisor, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into the Distribution Agreement and wish to amend the fund schedule of the Distribution Agreement.

WHEREAS, the Advisor has, since the effective date of the Distribution Agreement, become the advisor to the fund now called the “Trillium ESG Global Equity Fund”.

WHEREAS, Section 11 (B) of the Distribution Agreement allows for its amendment by a written instrument executed by the Parties.

NOW, THEREFORE, the Parties agree that:

1.Exhibit A of the Distribution Agreement is replaced in its entirety by the attached Exhibit A; and

2.except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS    TRILLIUM ASSET MANAGEMENT, LLC

By: /s/ Elaine E. Richards        By: /s/ Michelle McDonough

Name: Elaine E. Richards        Name: Michelle McDonough

Title:     President        Title: Chief Operating Officer

QUASAR DISTRIBUTORS, LLC

By: /s/Teresa Cowan     Teresa Cowan, Vice President

Exhibit A

Trillium ESG Global Equity Fund Trillium ESG Small/Mid Cap Fund
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